Exhibit 99.1

John B. Sanfilippo & Son, Inc. Reports Fiscal 2025 Fourth Quarter and Full Year Results

Fourth Quarter Diluted EPS Increased by 33.7% to $1.15 per Share on Relatively Flat Net Sales

Elgin, IL, August 20, 2025 -- John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2025 fourth quarter and full year ended June 26, 2025.

Fourth Quarter Summary

•
Sales volume decreased 5.4 million pounds, or 5.9%, to 86.2 million pounds
•
Net sales decreased $0.5 million, or 0.2%, to $269.1 million
•
Gross profit decreased 2.4% to $48.8 million
•
Diluted EPS increased 33.7% to $1.15 per share

Full Year Summary

•
Sales volume increased 11.7 million pounds, or 3.4%, to 358.3 million pounds
•
Net Sales increased $40.5 million, or 3.8%, to 1.11 billion
•
Gross profit decreased 5.0% to $203.5 million
•
Diluted EPS decreased 2.3% to $5.03 per share

CEO Commentary

“I’m proud of how our team navigated a challenging and constantly evolving operating environment throughout fiscal 2025. We responded swiftly and decisively to address short-term financial impacts, while remaining focused on executing our Long-Range Plan in spite of a challenging macroeconomic and consumer environment,” stated Jeffrey T. Sanfilippo, Chief Executive Officer.

“Although our financial performance fell short of our expectations, we gained positive momentum as the year progressed—highlighted by year-over-year diluted EPS growth of 49.6% and 33.7% in the third and fourth quarters, respectively, enhanced spending discipline and increased efficiencies in our operations. We also increased our net sales to a record $1.11 billion, surpassing the $1 billion mark for two years in a row. We continued to make significant investments in our manufacturing capabilities and infrastructure, laying the foundation for future profitable growth. In addition, we recently increased our annual dividend by 5.9% to $0.90 per share and declared a special dividend of $0.60 per share. Both dividends will be paid on September 11, 2025. This marks the fourteenth consecutive year of returning capital through dividends to our shareholders.”

“I want to sincerely thank all our employees for their dedication, resilience and hard work this year. Their commitment drives our success and positions us for a strong future,” Mr. Sanfilippo concluded.

Fourth Quarter Results

Net Sales

Net sales for the fourth quarter of fiscal 2025 decreased slightly by $0.5 million, or 0.2%, to $269.1 million. This slight decline was primarily driven by a 5.9% decrease in sales volume (pounds sold to customers), which was largely offset by a 6.0% increase in the weighted average selling price per pound. The increase in the weighted average selling price per pound was mainly due to higher commodity acquisition costs for peanuts and all major tree nuts, except for pecans. Sales volume declined for all major product types, with the exception of peanuts, walnuts and pecans.

Sales Volume

Consumer Distribution Channel -11.5%

•
Private Brand -10.7%

This sales volume decrease was driven by a 16.7% reduction in bars volume. This was mainly due to reduced sales to a mass merchandising retailer following an increase in bar sales due to a national brand recall in the same quarter of the previous year. Our strategic decision to reduce sales to a grocery retailer and lost distribution at another grocery retailer further contributed to the decline in bars volume. These decreases were partially offset by new bars distribution at two customers. Additionally, sales volume in all other product types decreased 8.5%, mainly due to the discontinuation of peanut butter along with softer demand for snack and trail mix, mixed nuts and almonds all at the same mass merchandising retailer driven by higher retail prices. However, these decreases were partially mitigated by increased sales of walnuts and pecans at that same retailer.

•
Branded* -19.7%

The sales volume decrease was primarily driven by a 42.9% reduction in Orchard Valley Harvest sales due to lost distribution to a major customer in the non-food sector.

Commercial Ingredients Distribution Channel +8.7%

This sales volume increase was mainly driven by increased peanut butter volume to existing customers, which was further supplemented by an increase in peanut volume.

Contract Manufacturing Distribution Channel +18.7%

This sales volume increase was driven by the increased granola volume processed at our Lakeville facility. Snack nut sales to a new customer and increased peanut sales volume to a major customer also contributed to the overall increase.

Gross Profit

Gross profit decreased $1.2 million to $48.8 million. This decrease was primarily driven by higher commodity acquisition costs for nearly all tree nuts and peanuts. However, the impact was significantly offset by increased production volume, lower manufacturing spending and improved manufacturing efficiencies. Gross profit margin decreased to 18.1% of net sales from 18.5% of net sales in the prior comparable quarter mainly due to the factors mentioned above.

* Includes Fisher recipe nuts, Fisher snack nuts, Orchard Valley Harvest and Southern Style Nuts.

Operating Expenses, net

Total operating expenses decreased $6.7 million in the quarterly comparison primarily due to lower incentive compensation expenses. The decrease also reflected reduced freight expense, lower third-party warehouse expenses and lower marketing and insights spending driven in part by lower sales volume in the Consumer distribution channel. These decreases were partially offset by higher rent associated with our new facility in Huntley, Illinois. As a percentage of net sales, total operating expenses decreased to 10.6% from 13.1% in the prior comparable quarter, driven by the factors noted above.

Inventory

The value of total inventories on hand at the end of the current fourth quarter increased $58.0 million, or 29.5%. The increase was due to higher commodity acquisition costs across all major tree nuts, as well as higher on-hand quantities of finished goods in preparation for anticipated seasonal demand The weighted average cost per pound of raw nut and dried fruit input stock on hand increased 30.4% year over year mainly due to higher acquisition costs for almost all major tree nuts.

Full Year Results

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Net sales increased 3.8% to $1.11 billion. Excluding the fiscal 2025 first quarter impact of the acquired snack bar assets located at Lakeville, Minnesota (the “Lakeville Acquisition”), which was completed on September 29, 2023 (the first day of our second fiscal quarter of fiscal 2024), net sales remained relatively unchanged.
•
Sales volume increased 3.4%, primarily due to the Lakeville Acquisition. Excluding the impact of the Lakeville Acquisition, sales volume decreased 1.7%, reflecting a 4.0% decrease in the consumer channel which was partially offset by a 15.4% increase in the contract manufacturing channel
•
Gross profit margin decreased from 20.1% to 18.4% of net sales. This decrease was mainly attributable to increased commodity acquisition costs for substantially all major tree nuts except pecans, as well as competitive pricing pressures and strategic pricing decisions, which were offset by the factors cited above and improved profitability on bars due to manufacturing efficiencies.
•
Operating expenses decreased $10.2 million to $118.8 million. The decrease in total operating expenses was primarily driven by lower incentive compensation, advertising and consumer insight expenses. These decreases were partially offset by the one-time bargain purchase gain from the Lakeville Acquisition, which did not repeat in the current fiscal year, as well as in increases in wages and rent expenses attributable to the Huntley, Illinois warehouse.
•
Diluted EPS decreased 2.3%, or $0.12 per diluted share, to $5.03.

In closing, Mr. Sanfilippo commented, “As we enter fiscal year 2026, we have strong momentum and optimism as we continue to execute our strategic plan. We are actively pursuing additional opportunities to grow sales volume across all three of our distribution channels and are encouraged by early signs of success. At the same time, we remain focused on disciplined cost management and driving further operational efficiencies. That said, we recognize that significant external uncertainties remain, including tariffs, inflation, unpredictable commodity costs and broader macroeconomic challenges. These factors will require us to stay agile and responsive as the year progresses. We are committed to taking the necessary actions to deliver long-term sustainable growth, enhance margins, and continue to create value for our shareholders.”

Conference Call

The Company will host an investor conference call and webcast on Thursday, August 21, 2025, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, please register using the following Participant Registration link: https://register-conf.media-server.com/register/BIe21733ad55ab4224bc8736ea453db08d. Once registered, attendees will receive a dial-in number and their own unique PIN number. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit products, snack bars, and dried cheese snacks, that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ®, Southern Style Nuts ® and Just the Cheese ® brand names and under a variety of private brands.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers or in the nut and bars categories generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients due to tariffs and other import restrictions and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages or other disruptions in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn leading to decreased consumer demand; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities, our inability to meet or fulfill customer orders on a timely basis, if at all, or employee unavailability due to labor shortages; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change; and (xvi) our ability to operate our acquired snack bar assets and realize efficiencies and synergies from such acquisition.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Year Ended
	June 26, 2025	June 27, 2024	June 26, 2025	June 27, 2024
Net sales	$269,076	$269,572	$1,107,246	$1,066,783
Cost of sales	220,293	219,571	903,775	852,644
Gross profit	48,783	50,001	203,471	214,139
Operating expenses:
Selling expenses	17,845	21,047	78,934	82,694
Administrative expenses	10,800	14,297	39,826	48,484
Bargain purchase gain, net	—	—	—	(2,226)
Total operating expenses	28,645	35,344	118,760	128,952
Income from operations	20,138	14,657	84,711	85,187
Other expense:
Interest expense	1,209	482	3,552	2,549
Rental and miscellaneous expense, net	453	361	1,849	1,301
Pension expense (excluding service costs)	361	350	1,445	1,400
Total other expense, net	2,023	1,193	6,846	5,250
Income before income taxes	18,115	13,464	77,865	79,937
Income tax expense	4,588	3,451	18,931	19,688
Net income	$13,527	$10,013	$58,934	$60,249
Basic earnings per common share	$1.16	$0.86	$5.06	$5.19
Diluted earnings per common share	$1.15	$0.86	$5.03	$5.15
Weighted average shares outstanding
— Basic	11,670,890	11,627,782	11,655,506	11,615,255
— Diluted	11,734,572	11,709,372	11,724,433	11,687,546

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 26, 2025	June 27, 2024
ASSETS
CURRENT ASSETS:
Cash	$585	$484
Accounts receivable, net	76,656	84,960
Inventories	254,600	196,563
Prepaid expenses and other current assets	14,583	12,078
	346,424	294,085

PROPERTIES, NET:	178,219	165,094

OTHER LONG-TERM ASSETS:
Intangibles, net	16,178	17,572
Deferred income taxes	5,782	3,130
Operating lease right-of-use assets	27,824	27,404
Other assets	23,176	8,290
	72,960	56,396
TOTAL ASSETS	$597,603	$515,575

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$57,584	$20,420
Current maturities of long-term debt, net	940	737
Accounts payable	60,479	53,436
Bank overdraft	294	545
Accrued expenses	36,748	50,802
	156,045	125,940

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	14,565	6,365
Retirement plan	27,921	26,154
Long-term operating lease liabilities	24,224	24,877
Other	14,151	9,626
	80,861	67,022

STOCKHOLDERS' EQUITY:
Class A Common Stock	26	26
Common Stock	92	91
Capital in excess of par value	139,724	135,691
Retained earnings	221,495	186,965
Accumulated other comprehensive income	564	1,044
Treasury stock	(1,204)	(1,204)
TOTAL STOCKHOLDERS’ EQUITY	360,697	322,613
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$597,603	$515,575